Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2023, relating to the consolidated financial statements of Nuvve Holding Corp. and subsidiaries. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Deloitte & Touche LLP

San Diego, California

January 5, 2023